EXHIBIT 99.1

Release         News Release         News Release         News Release         News

FOR IMMEDIATE RELEASE
Media Contact:
Marina H. Norville, marina.h.norville@aexp.com, +1-212-640-2832

Investors/Analysts Contact:
Kerri Bernstein (Fixed Income), kerri.s.bernstein@aexp.com, +1-212-640-3061
Ken Paukowits, ken.f.paukowits@aexp.com, +1-212-640-6348
Toby Willard, sherwood.s.willardjr@aexp.com, +1-212-640-5574

AMERICAN EXPRESS ANNOUNCES REDEMPTION
OF ITS 6.80% SUBORDINATED DEBENTURES
NEW YORK, July 28, 2016 -- American Express Company (NYSE: AXP) announced today that it has issued a notice of redemption for all of its 6.80% Subordinated Debentures, with an aggregate outstanding principal amount of $750 million, at a redemption price equal to 100% of principal amount.  The redemption date will be September 1, 2016.

The installment of interest on the debentures that is payable on September 1, 2016 will be paid to the holders of the debentures that were registered as such at the close of business on the related record date, August 15, 2016.  As a result, there will be no accrued and unpaid interest on the debentures payable in connection with the redemption thereof.

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About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success. Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/company/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

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